UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934*

                                 Amendment No. 1



                               GRAPHON CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.0001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   912908 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed

         [ ]   Rule 13d-1(b)

         [X]   Rule 13d-1(c)

         [ ]   Rule 13d-1(d)



--------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 912908 10 0


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


          James G. Dinan
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)



--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


          IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 912908 10 0


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


          York Investment Limited
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          Commonwealth of the Bahamas
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)



--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


          CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 912908 10 0


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


          York Capital Management, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)



--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


          PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 912908 10 0


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


          York Institutional Partners, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)



--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


          PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
                                  ------------

Item 1(a).     Name of Issuer:
               ---------------

          GraphOn Corporation


Item 1(b).     Address of Issuer's Principal Executive Offices:
               ------------------------------------------------

          150 Harrison Avenue
          Campbell, California 95008


Item 2(a)
& Item 2(c).   Name of Person Filing:
               ----------------------

          This Schedule is being filed jointly by the following reporting persons (hereinafter sometimes collectively referred to as the "Reporting Persons") pursuant to an Agreement of Joint Filing previously filed with the initial Schedule 13G:

     (i) James G. Dinan ("Dinan"), an individual who is the Senior Managing Director, Member and holder of ninety-nine percent (99%) interest in Dinan Management, L.L.C. ("Dinan Management"), a Delaware limited liability company. Dinan is a citizen of the United States.

     (ii) York Capital Management, L.P. ("York Capital"), a Delaware limited partnership.

     (iii) York Institutional Partners, L.P. ("York Institutional"), a Delaware limited partnership.

     (iv) York Investment Limited ("York Investment"), a corporation of The Commonwealth of The Bahamas.

          Dinan Management acts as General Partner of York Capital and York Institutional. Each of York Capital and York Institutional is a privately owned investment limited partnership.

          Dinan Management Corporation ("DMC"), a Delaware corporation, is the sub-manager of York Investment. Dinan is the President and ninety-nine percent (99%) shareholder of DMC.

          Dinan is also filing this statement on behalf of certain other funds and accounts ("Managed Accounts") over which he has discretionary investment authority. Dinan is the President and sole shareholder of JGD Management Corp., a Delaware corporation, which manages the Managed Accounts.


Item 2(b).     Address of Principal Business Office:
               -------------------------------------

         The address of each of Dinan, York Capital and York Institutional is:

                                    350 Park Avenue
                                    4th Floor
                                    New York, New York 10022

         The address of York Investment for purposes of this filing is:

                                    York Investment Limited
                                    350 Park Avenue
                                    4th Floor
                                    New York, New York 10022



Item 2(d).     Title of Class of Securities:
               -----------------------------

          Common Stock, par value $0.0001 per share


Item 2(e)      CUSIP Number:
               -------------

          912908 10 0


Item 3.        If this Statement is Filed Pursuant to Rules 13d-1(b) or
               ---------------------------------------------------------
               13d-2(b) or 13d-2(c), Check Whether the Person Filing is a:
               -----------------------------------------------------------

                    (a)  [ ]  Broker or dealer registered under Section 15
                              of the Exchange Act.

                    (b)  [ ]  Bank is defined in Section 3(a)(6) of the
                              Exchange Act.

                    (c)  [ ]  Insurance company as defined in Section 3(a)
                              (19) of the Exchange Act.

                    (d)  [ ]  Investment company registered under Section 8
                              of the Investment Company Act.

                    (e)  [ ]  An investment adviser in accordance with Rule
                              13d-1(b)(1)(ii)(E);

                    (f)  [ ]  An employee benefit plan or endowment fund in
                              accordance with Rule 13d-1(b)(1)(ii)(F);

                    (g)  [ ]  A parent holding company or control person in
                              accordance with Rule 13d-1(b)(1)(ii)(G);

                    (h)  [ ]  A savings association as defined in Section
                              3(b) of the Federal Deposit Insurance Act;

                    (i)  [ ]  A church plan that is excluded from the
                              definition of an investment company under Section (c)(14) of the Investment Company Act;

                    (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)
                              (ii)(J).


Item 4.        Ownership.
               ----------

          Not applicable.


Item 5.        Ownership of Five Percent or Less of a Class.
               ---------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.        Ownership of More than Five Percent on Behalf of Another
               --------------------------------------------------------
               Person.
               -------

          Not applicable.


Item 7.        Identification and Classification of the Subsidiary which
               ---------------------------------------------------------
               Acquired the Security Being Reported on by the Parent Holding
               -------------------------------------------------------------
               Company.
               --------

          Not applicable.


Item 8.        Identification and Classification of Members of the Group.
               ----------------------------------------------------------

          Not applicable.


Item 9.        Notice of Dissolution of Group.
               -------------------------------

          Not applicable.

Item 10.       Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.

Dated:  February 14, 2000


                                             /s/ James G. Dinan
                                        -----------------------------------
                                             James G. Dinan

Item 10.       Certification.
               --------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.

Dated:  February 14, 2000


                                        YORK INVESTMENT LIMITED

                                        By: DINAN MANAGEMENT CORPORATION,
                                             Sub-Manager


                                        By:  /s/ James G. Dinan
                                           -----------------------------------
                                             James G. Dinan
                                             President

Item 10.       Certification.
               --------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.

Dated:  February 14, 2000


                                        YORK CAPITAL MANAGEMENT, L.P.

                                        By: DINAN MANAGEMENT, L.L.C.


                                        By:  /s/ James G. Dinan
                                           ----------------------------
                                             James G. Dinan
                                             Senior Managing Director

Item 10.       Certification.
               --------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.

Dated:  February 14, 2000


                                        YORK INSTITUTIONAL PARTNERS, L.P.

                                        By: DINAN MANAGEMENT, L.L.C.


                                        By:  /s/ James G. Dinan
                                           ----------------------------
                                             James G. Dinan
                                             Senior Managing Director